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                                                                    Exhibit 10.1



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                            NORTHWESTERN CORPORATION




                                  COMPREHENSIVE
                              EMPLOYMENT AGREEMENT
                                       AND
                               INVESTMENT PROGRAM
                                       FOR


                                 MERLE D. LEWIS





                                  JUNE 1, 2000
================================================================================
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                                    AGREEMENT
                                    ---------

         This COMPREHENSIVE EMPLOYMENT AGREEMENT AND INVESTMENT PROGRAM ("Agreement"), dated as of June 1, 2000, is entered into by and between Merle D. Lewis, an individual ("EXECUTIVE"), and NorthWestern Corporation
("NorthWestern") and supersedes any prior Employment Agreement between Executive and NorthWestern.

AGREEMENT:

         1. EMPLOYMENT BY NORTHWESTERN AND DURATION.

         a. FULL TIME AND BEST EFFORTS. Subject to the terms set forth herein, NorthWestern agrees to employ Executive to provide management services for NorthWestern as Chairman and Chief Executive Officer, and Executive hereby accepts such employment. During the term of his employment with NorthWestern, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder, except for vacation periods as set forth herein and reasonable absences due to injury, illness as permitted by NorthWestern's general policies or serving on outside Boards of Directors and participating in normal civic activities.

         b. DUTIES. Executive shall serve as Chairman and Chief Executive Officer for NorthWestern and shall perform such duties as are customarily associated with his current title, consistent with the By-Laws of NorthWestern and as required by NorthWestern's Board of Directors (the "Board").

         c. NORTHWESTERN POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of NorthWestern, including, but not limited to, those relating to protection of confidential information,


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except that when the terms of this Agreement differ from or are in conflict with
NorthWestern's general employment policies or practices, this Agreement shall control.

         d. DURATION. The term of employment hereunder shall commence June 1, 2000, and end on May 31, 2005, subject to the provisions for termination set forth herein.

         e. LOCATIONS OF PERFORMANCE. Executive shall be domiciled in the vicinity of Sioux Falls, South Dakota. The parties acknowledge, however, that the Executive will be required to undertake reasonable travel to NorthWestern's market areas in connection with the performance of his duties hereunder.

         2. COMPENSATION AND BENEFITS.

         a. SALARY. Executive shall receive for services to be rendered hereunder, annual base compensation included in Schedule A hereto.

         b. BONUS. Executive shall receive such discretionary bonuses, if any, as the Board in its sole discretion and from time to time may deem appropriate.

         c. ANNUAL INCENTIVE PLANS. Executive shall be eligible to participate in the Annual Incentive Plans on the terms and conditions set forth in Schedule B attached hereto.

         d. LONG-TERM EQUITY PLANS. Executive shall be eligible to participate in the Long-Term Equity Plans for NorthWestern on the terms and conditions set forth in Schedule C attached hereto.

         e. PARTICIPATION IN BENEFIT PLANS. During the term hereof, Executive shall be entitled to participate in the plans and programs as set forth in Schedule D attached hereto, or those established by NorthWestern hereafter as a substitute for or alternative to one or more Schedule D plans so long as any such plan provides the Executive (and covered family members or dependants) with substantially equivalent benefits in all


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material respects (hereinafter, "Equivalent Coverage"). Executive shall be eligible to participate in only one, not both, of the plans in question. NorthWestern may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate.

         f. PARTICIPATION IN CHANGE OF CONTROL PLAN. Executive shall participate in NorthWestern's Change of Control Plan as set forth on Schedule E attached hereto (herein referred to as Change of Control Agreement).

         g. WITHHOLDING. All payments and benefits under this Section 2 for which withholding is required under applicable law will be made subject to the required withholding.

         3. REASONABLE BUSINESS EXPENSES AND SUPPORT.

         Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder.

         4. TERMINATION OF EMPLOYMENT.

         The date on which Executive's employment by NorthWestern ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

         a. TERMINATION WITHOUT CAUSE.

                  i. TERMINATION PAYMENT. Upon notice to Executive, NorthWestern's Board may terminate Executive's employment with NorthWestern at will at any time for any reason and without "cause," as defined below. In the event Executive's employment is terminated by NorthWestern without cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, and NorthWestern shall pay to the Executive within 90 days of the Termination Date a lump sum, in cash, equal to the sum of:



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         (1) the "Term Factor" multiplied by the sum of (i) the Executive's annual base salary in effect as of the Termination Date, (ii) the higher of the most recent annual bonuses and incentive compensation provided under Sections 2.b. and 2.c. and the average of the annual bonuses and incentive compensation provided under Section 2.b. and 2.c. with respect to the three years preceding the Termination Date, all as if fully vested, and (iii) an amount equal to the higher of the fair market value of the most recent annual stock option grants and provided under Schedule C-1 of Section 2.d. and the average of the fair market value of the annual stock option grants provided under Schedule C-1 of
Section 2.d. with respect to the three years preceding the Termination Date (in each case, as determined in connection with the analysis of the Executive's compensation program by William M. Mercer Incorporated or other qualified consultant selected by the Board's Nominating and Compensation Committee), all as if fully vested; PLUS

         (2) an amount equal to the sum of: (i) the "Term Factor" multiplied by the higher of the fair market value of the most recent acquisition return and improved return private equity interests provided under Schedules C-2 and C-3 of
Section 2.d. and the average of the fair market value of the acquisition return and improved return private equity interests provided under Schedules C-2 and C-3 of Section 2.d. with respect to the three years preceding the Termination Date (including for purposes of this calculation amounts allocated to Executive in respect of annual acquisition returns, annual appreciation from improved returns or similar items under any private equity investment partnership, limited liability company or other entity that has invested in NorthWestern or any of its affiliates (collectively, a "Private Equity Entity")), all as if fully vested; and (ii) an amount equal to the fair market value of all long term private equity interests


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provided under Schedule C-4 of Section 2.d. (without duplication for long-term private equity interests held by Executive in any Private Equity Entity) all as if fully vested.

         (3) for purposes of the foregoing calculations: (i) the "Term Factor" shall equal the number of years in the original term of this Agreement as specified in paragraph 1.d. plus one year; (ii) the determination of fair market value of any interest or amount shall be determined in each case, without a discount for minority interest, lack of liquidity or other factor by a nationally recognized investment banking firm reasonably acceptable to NorthWestern and the Executive at the cost of NorthWestern, (iii) the most recent annual amount or the average amount of any item calculated, as the case may be, shall include the amounts payable in respect of, or the fair market value of the private equity interests created with respect to, the acquisitions and investments made in the current year, assuming the immediate and full vesting thereof, if the inclusion of such amounts or fair market value would result in a higher payment; and (iv) any amounts payable under sub-paragraph (2) above shall be grossed-up to such higher amount that results in the net amount retained by Executive being equivalent to the amount that Executive would have retained had such payments been subject to the then applicable income tax rate on long-term capital gains (an example of the method of calculation of these amounts is set forth on Schedule G).

                  ii. FUNDAMENTAL CHANGES. In the event of the occurrence of a fundamental change as defined herein below, Executive may at any time thereafter terminate his employment, provided, however that Executive shall provide NorthWestern ten (10) days notice prior to any such termination, and NorthWestern shall have a reasonable period of time not to exceed thirty (30) days to cure such fundamental change. "Fundamental change" shall be defined as any of the following:



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         (a) Diminution in the Executive's duties, authority, responsibilities, compensation and/or benefits as provided herein, or a significant adverse change in the nature of the Executive's reporting responsibilities;

         (b) NorthWestern moves Executive's primary office from Sioux Falls, South Dakota or requires Executive to travel for business to an extent materially greater than Executive's customary travel obligations, without Executive's consent;

         (c) A Change of Control or Major Transaction as defined in the Change of Control Agreement; or

         (d) A material breach of this Agreement by NorthWestern.

                  Executive's right to terminate Executive's employment due to a fundamental change shall not be affected by Executive's incapacity due to physical or mental illness, and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any fundamental change. A termination by Executive in the event of a fundamental change shall be treated as a NorthWestern termination without cause, and Executive shall be entitled to the termination payments as provided in paragraph 4.a.i. of this Agreement, or the payments provided in the Change of Control Agreement as if there had been a termination following the occurrence of a Change of Control, whichever is greater.

         b. TERMINATION FOR CAUSE.

                  i. TERMINATION PAYMENTS. NorthWestern's Board may terminate Executive's employment with NorthWestern at any time for "cause" as defined below, upon notice to Executive in the manner set forth below in Section 4.b.ii. In the event that Executive's employment is terminated for cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given. Executive shall also


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receive any vested compensation benefits or incentives as provided under the benefit programs provided pursuant paragraphs 2.c., 2.d. and 2.e. hereof. NorthWestern shall pay all amounts due under this paragraph 4.b.i. within 90 days of the Termination Date and shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

                  ii. DEFINITION OF CAUSE. For purposes of this Agreement, the termination of the Executive's employment shall be deemed to have been for "cause" only if termination of his employment shall have been the result of: (i) the willful engaging by the Executive in dishonest or fraudulent conduct intended to result, directly or indirectly, in demonstrable and material financial or economic harm to NorthWestern, or (ii) gross negligence by the Executive in the performance of the Executive's duties with NorthWestern. Notwithstanding the foregoing, for purposes hereof (A) the Executive shall not be deemed to have been terminated for cause under either clause (i) or (ii) above unless and until there shall have been delivered to the Executive a notice of termination and a certified copy of a resolution of the Board duly adopted by not less than three-quarters (3/4) of the entire membership of the Board (other than the Executive if he is a member of the Board at the time) at a meeting called and held for that purpose and at which the Executive, together with the Executive's counsel, was given the opportunity to be heard, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above based on reasonable evidence, specifying the particulars thereof in detail, and no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation.



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         c. TERMINATION UPON DISABILITY. NorthWestern may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for nine (9) months within any twelve (12) month period and within thirty (30) days after written notice of termination is thereafter given by NorthWestern the Executive shall not have returned to substantially full-time performance of the Executive's duties. Commencing on the Termination Date, which in this event shall be the date upon which notice of termination is given, NorthWestern shall pay Executive within 90 days of the Termination Date an amount that is equal to all compensation, incentive and private equity programs and other benefit programs of Executive under Section 2 of this Agreement for the remaining term of employment under this Agreement plus one year (prorated for any partial year) calculated in the same fashion as the calculation of termination benefits provided under section 4.a.i. (an example of the method of calculation of these amounts is set forth on Schedule G).

         d. TERMINATION UPON DEATH. If Executive dies prior to the expiration of the term of this Agreement, NorthWestern shall pay Executive's representative within 90 days of the Termination Date an amount that is equal to the termination benefits payable to the Executive as provided under section 4.c. (an example of the method of calculation of these amounts is set forth on Schedule
G).

         e. BENEFITS UPON TERMINATION. Upon the termination of this Agreement, except in the event of a termination for cause described in paragraph 4.b., all benefits provided under paragraph 2.e. hereof shall be extended, to the extent permitted by NorthWestern's insurance policies and benefit plans, for, in the case of a termination under paragraph 4.a., a period equal to the original term of this Agreement plus one year, and in the case of a termination under paragraphs 4.c. and 4.d., a period equal to


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the remaining term of this Agreement plus one year (in each case, the
"Measurement Period"). If NorthWestern is unable to continue Executive's benefits (including covered family members and dependents) as required, NorthWestern will promptly purchase Equivalent Coverage. In each such case, for purposes of determining the amount of benefit payable to the Executive under any such plan, the Executive shall be given credit for additional years of service equal to the relevant Measurement Period at the compensation level in effect immediately prior to the Termination Date.

         f. DEFERRAL. The Executive may, by delivery of written notice to NorthWestern, elect to defer all or any portion of any payment to be made by NorthWestern to the Executive under the terms of this Agreement over a period not to exceed ten (10) years from the Termination Date. In the event that the Executive makes any such deferral election, NorthWestern shall be obligated, upon written request of Executive (delivered at any time during the period of deferral), to secure the financial performance of the deferred obligation by delivering to the Executive a fully paid and non-cancelable annuity, irrevocable letter of credit or other financial instrument bearing financial, interest rate return and payment terms acceptable to the Executive in his sole discretion (collectively, a "Performance Guaranty"). In addition, NorthWestern shall be required, upon written request of Executive (delivered at any time during the period of deferral), to deliver to the Executive a Performance Guaranty in respect of any payment obligation to the Executive pursuant to this Agreement which by its terms is payable on a deferred or delayed basis without a formal election (e.g., retirement, pension, supplemental pension and related benefits).

         g. SUBSEQUENT CHANGES. Reference herein to the terms or provisions of any compensation, bonus, incentive, private equity, benefit or other arrangement, plan or program in which the Executive is participating under this Agreement shall be without


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regard to any proposed amendment, modification or termination to such arrangement, plan or program made subsequent to the Termination Date which would adversely affect the Executive's rights thereunder, and the obligations of NorthWestern hereunder with respect to such arrangement, plan or program shall continue as to Executive (and covered family members and dependents) in full force and effect. In all such cases, if NorthWestern is unable to continue Executive's benefits (including covered family members and dependents) as required, NorthWestern will promptly purchase Equivalent Coverage.

         5. PROPRIETARY INFORMATION OBLIGATIONS. During the duration of employment under this Agreement, Executive will have access to and become acquainted with confidential and proprietary information of NorthWestern and its affiliates, including but not limited to information or plans regarding customer relationships, personnel, sales, marketing, and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes, and other compilations of information, records, and specifications (collectively, except to the extent it was already known from other sources, or is or becomes general knowledge, in each case without known violation of any confidentiality obligation, "Proprietary Information"). Executive shall not disclose any of the Proprietary Information, directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with NorthWestern or as authorized in writing by NorthWestern. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of NorthWestern, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of NorthWestern, respectively, and shall not be removed under any circumstances


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whatsoever without the prior written consent of NorthWestern, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to NorthWestern upon any termination of his employment and no copies thereof shall be kept by Executive; provided, however, that Executive shall be entitled to retain documents that were personally owned or that reflect personal notes that do not contain Proprietary Information. Executive shall disclose promptly to NorthWestern any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are related to the business or activities of NorthWestern, and which Executive conceives as a result of or in connection with his employment with NorthWestern. Executive hereby assigns and agrees to assign all his interests therein to NorthWestern or its nominee. Whenever requested to do so by NorthWestern, Executive shall execute any and all applications, assignments or other instruments that NorthWestern shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect NorthWestern's interest therein.

         6. COVENANT NOT TO COMPETE. Executive shall be subject to the covenant not to compete and noninterference terms as provided in the noncompetition agreement set forth in Schedule F attached hereto.

         7. ARBITRATION OF DISPUTES.

         a. SCOPE. Any disputes of any kind regarding this Agreement, including, but not limited to, its termination shall be subject to final and binding arbitration, to the extent permitted by law, pursuant to the Employment Dispute Resolution Rules and Regulations of the American Arbitration Association. Such disputes shall include, but


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are not limited to, claims for breach of contract (express or implied), tort claims, claims for discrimination, and claims for violation of any federal or state law or regulation.

         b. REQUEST. Any request for arbitration must be made in writing within 365 calendar days of the occurrence giving rise to the dispute.

         c. APPLICABLE LAW. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, or both, as applicable to the claim or claims asserted.

         d. FINAL AND BINDING. The arbitration shall be final and binding upon all of the parities and shall be enforceable to the extent permitted by law. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Executive shall be entitled to seek specific performance of the Executive's right to be paid through the Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         8. INDEMNIFICATION. NorthWestern shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, and in the manner therein provided, indemnify Executive if Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he is or was a director, officer, employee or agent of NorthWestern, or is or was serving at the request of NorthWestern as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such indemnification shall survive the termination of this Agreement and shall extend to the


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end of any applicable statute of limitations and to any claims made prior to the end of such applicable statute of limitations.

         Expenses incurred by Executive in defending a civil, criminal, administrative, investigative or other action, suit or proceeding shall be paid by NorthWestern in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified as authorized by the General Corporation Law of the State of Delaware or pursuant to this Agreement. The indemnification and advancement provisions set forth in this Agreement shall not be deemed exclusive but shall be cumulative with all other rights to indemnification or expense advancement which Executive may be entitled.

         9. MISCELLANEOUS.

         a. NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail to the recipient at the address indicated below:

         To Executive:

                  Merle D. Lewis



         To NorthWestern:

                  Corporate Secretary
                  NorthWestern Corporation
                  125 S. Dakota Ave.
                  Sioux Falls, SD 57104




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or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

         b. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and the parties shall endeavor in good faith negotiations to replace such invalid, illegal or unenforceable provision with one or more provisions that faithfully reflect the original economic intent of the parties as manifested in the invalid, illegal or unenforceable provision.

         c. ENTIRE AGREEMENT. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. The schedules, appendices and agreements attached hereto or referenced herein are hereby incorporated by this reference into this Agreement and made a part hereof as though the terms thereof were fully set forth herein.

         d. COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

         e. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and NorthWestern, and their respective successors and assigns, except that Executive may not assign any of his duties


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hereunder and he may not assign any of his rights under without the written consent of NorthWestern, which shall not be withheld unreasonably.

         f. ATTORNEYS' FEES. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach hereof, the prevailing party shall be entitled to recover reasonable legal and accounting fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

         g. AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

         h. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

         i. REFERENCES. The words "herein," "hereof" and "hereunder"' and other words of similar import refer to this Agreement as a whole, including the schedules, appendices and agreements attached hereto. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the other, and pronouns stated in the masculine, feminine or neuter gender shall include the others.

         10. EFFECTIVE DATE. This Agreement shall be effective for the term referred to in Section 1.d. hereof.





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NORTHWESTERN CORPORATION            "EXECUTIVE"


By:  /s/  Larry F. Ness             /S/  Merle D. Lewis
     ------------------------       --------------------------------------------
     Chairman, Nominating &         Merle D. Lewis
     Compensation Committee









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                                                                      SCHEDULE A
                                                                      ----------

SALARY. Executive shall receive for services to be rendered hereunder annual base compensation as follows:


         Year Ended May 31, 2001    $786,000

         Years Ended May 31,        Base compensation for the years 2002, 2003,
         2002-2005                  2004 and 2005 shall be set within a range
                                    around the median of comparable companies as determined by William M. Mercer Incorporated or other qualified consultant selected by the NOR Board Nominating and Compensation
                                    Committee (but not less than the base
                                    compensation for the year ended May 31,
                                    2001).











                                    Page 17
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                                                                      SCHEDULE B
                                                                      ----------

ANNUAL INCENTIVE PLANS. Executive shall be eligible to participate in Annual Incentive Plans on the terms and conditions approved by NorthWestern's Board of Directors on May 2-3, 2000, and in such additional plans as may be adopted or implemented consistent with such authorization, and as described in further detail in the attached sub-schedules (if any) to this SCHEDULE B.









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                                                                      SCHEDULE C
                                                                      ----------



LONG-TERM EQUITY PLANS - Executive shall participate in the Long-Term Equity Plans (including stock options) for NorthWestern and the Private Equity Plans for NorthWestern Growth Corporation and other entities on the terms and conditions approved by NorthWestern's Board of Directors on May 2-3, 2000, and in such additional long-term private equity plans as may be adopted or implemented consistent with such authorization, and as described in further detail in the attached sub-schedules (if any) to this SCHEDULE C. It is understood and agreed by NorthWestern and Executive that, subject to their mutual consent, Executive's participation in one or more of such long-term private equity plans referred to above may be effected through equity ownership interests (or securities exercisable for, convertible into or exchangeable for such interests) in one or more Private Equity Entities either now existing or to be formed by NorthWestern for such purposes.










                                    Page 19
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                                                                      SCHEDULE D
                                                                      ----------


PARTICIPATION IN BENEFIT PLANS - During the term hereof, Executive shall be entitled to participate in the plans and programs of NorthWestern available to employees of Executive's level as generally listed below (copies or summaries of the plans are incorporated by reference and are available to Executive upon request):

         o        Health Plans

         o        401(K) and Supplemental 401(K) Plan

         o        ESOP Plan

         o        Pension Plan (and related Supplemental Pension)

         o        Family Protector Plan

         o        Supplemental Income Security Plan

         o        Short-Term and Long-Term Disability Plans

         o        Standard Life Insurance Plan

         o        Standard Vacation Plan

         o        Standard Executive Reimbursement Program for Business Expenses

         o Association Dues, Automobile Allowance (including insurance, gas & maintenance costs), Country Club and Service Club Dues




                                    Page 20
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                                                                      SCHEDULE E
                                                                      ----------

                                CHANGE OF CONTROL

                                    AGREEMENT

                                     BETWEEN

                            NORTHWESTERN CORPORATION

                                       AND

                                 MERLE D. LEWIS

                                  JUNE 1, 2000











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                                TABLE OF CONTENTS

                                                                     Page

1      Defined Terms                                                   3
2.     Term of Agreement                                               3
3      Corporation's Covenants Summarized                              4
4.     The Executive's Covenants                                       5
5.     Compensation Other Than Severance Payments                      5
6.     Severance Payments                                              7
7.     Termination Procedures and Compensation During Dispute         15
8.     No Mitigation                                                  17
9.     Successors; Binding Agreement                                  17
10.    Notices                                                        18
11.    Miscellaneous                                                  19
12.    Validity                                                       20
13.    Counterparts                                                   20
14.    References                                                     20
15.    Settlement of Disputes; Arbitration                            20
16.    Definitions                                                    21

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                                    AGREEMENT

        THIS AGREEMENT, dated June 1, 2000, is made by and between NorthWestern Corporation, a Delaware Corporation (the "Corporation"), and Merle D. Lewis (the "Executive"), and supersedes any prior Change of Control Agreement between the parties to this Agreement.

        WHEREAS, the Corporation considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

        WHEREAS, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly-held companies, the possibility of a Change in Control or a Major Transaction (as defined in Section 16 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders; and

        WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Corporation, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control or a Major Transaction;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Corporation and the Executive hereby agree as follows:

         1. DEFINED TERMS. The definition of capitalized terms used in this Agreement is provided in Section 16 hereof.

         2. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through May 31, 2004; provided, however, that commencing on June 1, 2000, and each June 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than March 30 of such year, the Corporation or the Executive shall have given notice not to extend this Agreement or a Change in Control or a Major Transaction shall have occurred prior to June 1 of such year; provided, however, if a Change in Control or a Major Transaction shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a term equal to the original term of this Agreement plus one year (hereinafter, the "Measurement Period") from the month in which such Change in Control or Major Transaction occurred.

         3. CORPORATION'S COVENANTS SUMMARIZED. In order to induce the Executive to remain in the employ of the Corporation and in consideration of the Executive's covenants set forth in Section 4 hereof, the Corporation agrees, under the conditions described herein, to pay the Executive the compensation set forth in Section 5 hereof and the "Severance Payments" described in Section 6 hereof and the other payments and benefits described herein in the event the Executive's employment with the Corporation is terminated by the Corporation or by the Executive for Good Reason (determined by treating a Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason) following a Change in Control or a Major Transaction and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive's employment with the Corporation following a Change in Control or a Major Transaction. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Corporation, the Executive shall not have any right to be retained in the employ of the Corporation.

         4. THE EXECUTIVE'S COVENANTS. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control or a Potential Major Transaction during the term of this Agreement, the Executive will remain in the employ of the Corporation until the earliest of (i) a date which is six (6) months from the date of such Potential Change of Control or Potential Major Transaction, (ii) the date of a Change in Control or a Major Transaction, (iii) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason), by reason of death or Disability or Retirement, or (iv) the termination by the Corporation of the Executive's employment for any reason.

         5. COMPENSATION OTHER THAN SEVERANCE PAYMENTS.

         5.1 Following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event) and during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Corporation as a result of incapacity due to physical or mental illness, the Corporation shall provide the Executive with short-term disability, long-term disability and all other benefits equivalent to those available to the Executive prior to such Change in Control or a Major Transaction under the Employment Agreement until the Executive's employment is terminated by the Employer for Disability.

         5.2 If the Executive's employment shall be terminated for any reason following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event) and during the term of this Agreement, the Corporation shall pay to the Executive the Executive's full salary through the Date of Termination at the rate in effect under Section 2.a. of the Employment Agreement at the time the Notice of Termination is given, together with all compensation, incentive programs and other benefits payable to the Executive through the Date of Termination under Sections 2.b., 2.c., 2.d. and 2.e. of the Employment Agreement during such period; except to the extent that the Executive is receiving such payments with respect to such period in accordance with Section 5.1 hereof.

         5.3 If the Executive's employment shall be terminated for any reason following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event) and during the term of this Agreement, the Corporation shall pay to the Executive in the manner provided in this Agreement all of the post-termination compensation, retirement and other benefits due the Executive under the terms of the Employment Agreement (including, without limitation, the pension, supplemental pension and supplemental income plans set forth on Schedule D of the Employment Agreement, whether or not any such plan is a qualified plan or is a fully, partially or unfunded plan). If the Corporation is unable to continue Executive's benefits (including covered family members and dependents) as required, the Corporation will promptly purchase insurance and/or benefits substantially equivalent in all material respects ("Equivalent Coverage"). In each such case, for purposes of determining the amount of benefit payable to the Executive under any such plan, program or benefit, the Executive shall be given credit for additional years of service equal to the Measurement Period at the compensation level in effect immediately prior to the Change in Control or Major Transaction (or, under the terms hereof, the deemed occurrence of such event).

         6. SEVERANCE PAYMENTS.

         6.1 The Corporation shall pay the Executive the payments described in this Section 6.1 (the "Severance Payments") upon the termination of the Executive's employment by the Corporation or by the Executive for Good Reason following a Change in Control or a Major Transaction and during the term of this Agreement, in addition to the payments and benefits described in Section 5 hereof, unless such termination is (i) by the Corporation for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. The Executive's employment shall be deemed to have been terminated following a Change in Control or a Major Transaction by the Employer without Cause or by the Executive with Good Reason if: (i) the Executive's employment is terminated prior to a Change in Control or a Major Transaction without Cause at the direction of a Person who has entered into an agreement, arrangement or understanding with the Corporation or another Person the consummation of which would constitute (or which is contingent upon or entered into in connection with) a Change in Control or a Major Transaction, (ii) if the Executive terminates his employment with Good Reason prior to a Change in Control or a Major Transaction (determined by treating a Potential Change in Control or Potential Major Transaction as a Change in Control or a Major Transaction, as applicable, in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, or
(iii) the Executive's employment is terminated without cause or for a fundamental change (as defined in the Employment Agreement) that follows or is followed within six months by a Change of Control or Major Transaction (or Potential Change in Control or Potential Major Transaction).

               (a) In lieu of any further compensation payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay to the Executive a lump sum severance payment, in cash, equal to the total amounts that would be payable to Executive under Section 4-a.1 of the Employment Agreement following a termination without cause.

               (b) In addition to the retirement benefits to which the Executive is entitled under each Pension Plan or any successor plan thereto, the Corporation shall pay the Executive a lump sum amount, in cash, equal to the excess of (x) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at Normal Retirement Age or any earlier date, but in no event earlier than the expiration of the Measurement Period following the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which the Executive would have accrued under the terms of each such Pension Plan, determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) additional years of service thereunder equal to the Measurement Period and had been credited under each such Pension Plan during such period with compensation at the higher of (a) Executive's compensation (as defined in such Pension Plan) during the twelve
(12) months immediately preceding the Date of Termination or (b) Executive's compensation (as defined in such Pension Plan) during the twelve (12) months immediately preceding the Change in Control or Major Transaction, over (y) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at Normal Retirement Age or any earlier date, but in no event earlier than the Date of Termination, whichever annuity the actuarial equivalent is greatest) which the Executive had accrued pursuant to the provisions of each such Pension Plan as of the Date of Termination. For purposes of this Section
6.1 (B), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under each of the Pension Plans, as applicable, immediately prior to the Date of Termination (without regard to any amendment of such methods and assumptions made subsequent to a Change in Control or a Major Transaction, which amendment results in a lower payment under this Section 6.1
(B)). To the extent additional actuarial assumptions are required for the purpose of calculating benefits under this Section 6.1 (B), such assumptions shall be as reasonably agreed by the parties.

               (c) If the Executive would have become entitled to benefits under the Corporation's post-retirement health care or life insurance plans had his employment terminated at any time during the Measurement Period following the Date of Termination, the Corporation shall pay such benefits to the Executive commencing on the later of (a) the date that such coverage would have first become available and (b) the date the benefits described in (D) below terminate.

               (d) During the Measurement Period immediately following the Date of Termination, the Corporation shall continue to provide the Executive (and covered family members and dependents) with benefits substantially similar in all material respects to those which the Executive is receiving immediately prior to the Notice of Termination, including, without limitation the benefit plans and arrangements set forth on Schedule D of the Employment Agreement. If the Corporation is unable to continue Executive's benefits (including covered family members and dependents) as required, the Corporation will promptly purchase Equivalent Coverage. Benefits otherwise receivable by the Executive pursuant to this Section 6.1 (D) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the Measurement Period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Corporation by the Executive). If the benefits provided to the Executive under this Section 6.1 (D) shall result in a decrease, pursuant to Section 6.2(b), in the Severance Payments and these Section 6.1 (D) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Corporation shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.2(b), or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 28OG of the Code.

               (e) Any outstanding options to purchase the capital stock of the Corporation held by the Executive shall immediately become fully vested without change to the remaining term for the exercise of such options.

         6.2 (a) In the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") will be subject (in whole or part) to the Excise Tax, then, subject to the provisions of subsection (b) of this Section 6.2, the Corporation shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 6.2, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local Income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (b) In the event that, after giving effect to any redeterminations described in subsection (d) below, a reduction in the Severance Payments, to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of section 28OG of the Code in such other plan, arrangement or agreement), would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments), then subsection (a) of this Section 6.2 shall not apply and the Severance Payments shall be so reduced.

         (c) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" within the meaning of section 28OG(b)(2) of the Code, unless in the opinion of tax counsel selected by the Corporation's independent auditors and reasonably acceptable to the Executive ("Tax Counsel"), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 28OG(b)(4)(A) of the Code, (ii) all excess parachute payments" within the meaning of section 28OG(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of Tax Counsel such excess parachute payments (in whole or in Part) represent reasonable compensation for services actually rendered, within the meaning of section 28OG(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of sections 28OG(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Corporation shall provide the Executive with its calculation of the amounts referred to in this Section 6.2(b) and such supporting materials as are reasonably necessary for the Executive to evaluate the Corporation's calculations. If the Executive disputes the Corporation's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

               (d)In the event that (i) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment and (ii) after giving effect to such redetermination, the Severance Payments are not reduced pursuant to Section 6.2(b) hereof, the Executive shall repay to the Corporation, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. in the event that (x) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the Severance Payments are not reduced pursuant to Section 6.2(b) hereof, the Corporation shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.

         6.3 The payments provided for in Section 6.1 (other than Section 6.1
(C) and Section 6.1 (D)) and Section 6.2 hereof shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments, and the limitation on such payments set forth in
Section 6.2(b) hereof, cannot be finally determined on or before such day, the Corporation shall pay to the Executive on such day an estimate, as determined in good faith by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to the Executive, payable on the fifth (5th) business day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

         6.4 The Corporation also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive in disputing in good faith any termination of his employment hereunder, in seeking in good faith to dispute any valuation conducted hereunder, to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require.

         6.5 The Executive may, by delivery of written notice to the Corporation in accordance with Section 1 0 hereof, elect to defer all or any portion of any payment to be made by the Corporation to the Executive under the terms of this Agreement over a period not to exceed ten (i 0) years from the Date of Termination. In the event that the Executive makes any such deferral election, upon written request of Executive (delivered at any time during the deferral period, the Corporation shall be obligated to guaranty the financial performance of the deferred obligation by delivering to the Executive a fully paid and non-cancelable annuity, irrevocable letter of credit or other financial instrument bearing financial, interest rate return and payment terms acceptable to the Executive in his sole discretion (collectively, a "Performance Guaranty"). In addition, the Corporation shall be required, upon written request of Executive (delivered at any time during the deferral period), to deliver to the Executive a Performance Guaranty in respect of any payment obligation to the Executive pursuant to this Agreement which by its terms is payable on a deferred or delayed basis without a formal election (e.g., retirement, pension, supplemental pension and related benefits).

         6.6 Reference herein to the terms or provisions of any compensation, bonus, incentive, private equity, benefit or other arrangement, plan or program in which the Executive is participating under the Employment Agreement or this Agreement shall be without regard to any proposed amendment, modification or termination to such arrangement, plan or program made subsequent to the Date of Termination which would adversely affect the Executive's rights thereunder, and the obligations of the Corporation hereunder with respect to such arrangement, plan or program shall continue as to Executive (and covered family members and dependents) in full force and effect. In all such cases, if the Corporation is unable to continue Executive's benefits (including covered family members and dependents) as required, the Corporation will promptly purchase Equivalent Coverage.

         7. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

         7.1 NOTICE OF TERMINATION. After a Change in Control or a Major Transaction and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 1 0 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board (other than the Executive if he is a member of the Board at such time) at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

         7.2 DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control or a Major Transaction and during the term of this Agreement, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the substantially full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Corporation, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         7.3 DISPUTE CONCERNING TERMINATION. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final and binding arbitration as set forth in Section 14 hereof; provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

         7.4 COMPENSATION DURING DISPUTE. If a purported termination occurs following a Change in Control or a Major Transaction (or, under the terms hereof, the deemed occurrence of such event) and during the term of this Agreement, and such termination is disputed in accordance with Section 7.3 hereof, the Corporation shall pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary, bonus, incentive and private equity plans) and continue the Executive on an equivalent basis as a participant in all compensation, benefit, insurance and other plans or benefits in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 7.3 hereof. Amounts paid under this
Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement. The Corporation agrees that it shall not assert any breach or alleged breach by the Executive of any provision of this Agreement, the Employment Agreement, the NonCompetition Agreement or any other agreement between the Corporation and the Executive as a defense or off-set to the Corporation's obligation to make any payment under this Agreement.

         8. NO MITIGATION. The Corporation agrees that, if the Executive's employment with the Corporation terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement (other than in Section 6.1 (D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

         9. SUCCESSORS; BINDING AGREEMENT.

         9.1 In addition to any obligations imposed by law upon any successor to the Corporation, the Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement on terms reasonable acceptable to Executive and deliver same to the Executive prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control or a Major Transaction, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         10. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

         To Executive:

         Merle D. Lewis

         To NorthWestern:

         Corporate Secretary
         NorthWestern Corporation
         125 S. Dakota Ave.
         Sioux Falls, SD 57104



        11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Corporation and the Executive under Sections 6 and 7 shall survive the expiration of the term of this Agreement.

        12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and the parties shall endeavor in good faith negotiations to replace such invalid, illegal or unenforceable provision with one or more provisions that faithfully reflect the original economic intent of the parties as manifested in the invalid, illegal or unenforceable provision.

        13. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        14. REFERENCES. The words "herein," "hereof'and "hereunder' and other words of similar import refer to this Agreement as a whole, including the schedules, appendices and agreements attached hereto. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the other, and pronouns stated in the masculine, feminine or neuter gender shall include the others.

        15. SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Sioux Falls, South Dakota, in accordance with the Employment Dispute Resolution Rules and Regulations of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation shall be obligated to advance the filing fees and other costs of arbitration. The prevailing party shall be entitled to recover its reasonable costs incurred in connection with any such proceeding, including the fees and expenses of attorneys, accountants and consultants.

         16. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

                  (A) "Base Amount" shall have the meaning defined in section 28OG(b)(3) of the Code.

                  (B) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act (except that a Person shall be deemed the beneficial owner of all securities which such Person may have the right to acquire, whether or not such right is presently exercisable or is subject to a contingency).

                  (C) "Board" shall mean the Board of Directors of the Corporation.

                  (D) "Cause" for termination by the Corporation of the Executive's employment, after any Change in Control or Major Transaction, shall mean: (i) the willful engaging by the Executive in dishonest or fraudulent conduct intended to result, directly or indirectly, in demonstrable and material financial or economic harm to the Corporation, or (ii) gross negligence by the Executive in the performance of the Executive's duties with the Corporation. Notwithstanding the foregoing, for purposes hereof (A) the Executive shall not be deemed to have been terminated for cause under either clause (i) or (ii) above unless and until there shall have been delivered to the Executive a Notice of Termination in accordance with
         Section 7. 1, and (B) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation.

                  (E) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                  (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates) representing 20% or more of the combined voting power of the Corporation's then outstanding securities;

                  (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director whose original assumption of off ice is in connection with an actual or threatened election of directors, as such terms are used in Rule 14a-1 1 of Regulation 14A under the Exchange Act) whose election to the Board was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (iii) the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

                  (F) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (G) "Corporation" shall mean NorthWestern Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise

         (except in determining, under the terms hereof, whether or not any Change in Control or Major Transaction has occurred in connection with such succession).

                  (H) "Date of Termination" shall have the meaning stated in
         Section 7.2 hereof.

                  (I) "Disability" shall be deemed the reason for the termination by the Corporation of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Corporation for a period of nine (9) consecutive months, the Corporation shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                  (J) "Employment Agreement" shall mean the Comprehensive Employment Agreement and Investment Program for Executive dated as of June 1, 2000.

                  (K) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (L) "Excise Tax" shall mean any excise tax imposed under
         section 4999 of the Code.

                  (M) "Executive" shall mean the individual named in the first paragraph of this Agreement.

                  (N)

         "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Corporation, or failures by the Corporation to act, unless, in the case of any act or failure to act described in paragraph (V), (VI) or (VII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                  (i) significant diminution in the Executive's duties, authority, responsibility, compensation and/or benefits as provided in the Employment Agreement (or as the same may be increased from time to time), or a significant adverse change in the nature of the Executive's reporting responsibilities;

                           (ii) the Corporation moves Executive's primary office
from Sioux Falls, South Dakota or requires Executive to travel for business to an extent materially greater than Executive's customary travel obligations, without Executive's consent;

                           (iii) requiring the Executive to be based at a
location more than 50 miles from Sioux Falls, South Dakota, except for required travel on the Corporation's business to an extent substantially consistent with the Executive's present business travel obligations;

                           (iv) the failure by the Corporation, to pay to the
Executive any portion of the Executive's compensation within seven (7) days of the date such compensation is due or the breach by the Corporation of any other material provision of this Agreement;

                           (v) the failure by the Corporation to continue in
effect any compensation plan, private equity plan, arrangement or benefit in which the Executive participates under the Employment Agreement immediately prior to the Change in Control or the Major Transaction (or deemed occurrence of such event), unless an equitable arrangement satisfactory to the Executive (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not substantially less favorable, including but not limited to the nature, amount, vesting and duration of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control or Major Transaction (or deemed occurrence of such event);

                           (vi) the failure by the Corporation to continue to
provide the Executive (and any covered family member or dependent) with benefits substantially similar in all material respects to those which the Executive is receiving immediately prior to the Change in Control or Major Transaction (or deemed occurrence of such event), including, without limitation the benefit plans and arrangements set forth on Schedule D of the Employment Agreement; the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control or Major Transaction, or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control or Major Transaction; or

                           (vii) any purported termination of the Executive's
employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         (O) A "Gross-up Payment" shall have the meaning given in Section 6.02 hereof.

         (P) A "Major Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                  (i) the Board or the shareholders of the Corporation approve a merger or consolidation of the Corporation with any corporation or other entity, other than (i) a merger or consolidation which would result in the individuals who prior to such merger or consolidation constitute the Board constituting at least two-thirds (2/3) of the board of directors of the Corporation or the surviving or succeeding entity immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 20% of the combined voting power of the Corporation's then outstanding securities; or

                (ii) (G) the Board or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation; or

                (iii) the Board or the shareholders of the Corporation approve an agreement or transaction (or series of agreements or transactions) for the sale or disposition by the Corporation of all or substantially all the Corporation's assets (meaning assets representing thirty percent (30%) or more of the net tangible assets of the Corporation or generating thirty percent (30%) or more of the operating cash flow of the Corporation), other than a sale or disposition which would result in the individuals who prior to such sale or disposition constitute the Board constituting at least two-thirds (2/3) of the board of directors of the Person purchasing such assets immediately after such sale or disposition.

         (Q) "Normal Retirement Age" shall mean the earliest age at which the Executive may commence Retirement and become entitled to an unreduced pension under the IRS qualified Pension Plan.

         (R) "Notice of Termination" shall have the meaning stated in Section
7.1 hereof.

         (S) "Pension Plan" shall mean the Corporation's IRS Qualified Plan and any successor thereto and any other agreement entered into between the Executive and the Corporation which is designed to provide the Executive with retirement and/or supplemental retirement benefits (whether such plan or arrangement is a qualified plan or a funded, partially funded or unfunded plan).

         (T) "Performance Guaranty" shall have the meaning given in Section 6.5 hereof.

         (U) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Corporation, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation,
(iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of shares of the Corporation prior to the Change in Control or Major Transaction.

         (V) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                (ii) the Corporation or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                (iii) any Person who is or becomes the Beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's then outstanding securities, increases such Person's beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof unless such Person has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Corporation or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the common shares) and, within 10 business days of being requested by the Corporation to advise it regarding the same, certifies to the Corporation that such Person acquired such securities of the Corporation in excess of 14.9% inadvertently and who, together with its affiliates, thereafter does not acquire additional securities while the Beneficial Owner of 15% or more of the securities then outstanding; provided, however, that if the Person requested to so certify fails to do so within 1 0 business days, or amends such filing, publicly announces or otherwise manifests its intention to seek to control or influence the management or policies of the Corporation, then such occurrence shall be deemed a Potential Change in Control; or

                (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

         (W) "Potential Major Transaction" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Major Transaction;

                (ii) the Corporation or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Major Transaction; or

                (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Major Transaction has occurred.

         (X) "Retirement" shall be deemed the reason for the termination by the Corporation or the Executive of the Executive's employment if such employment is terminated in accordance with the Corporation's written mandatory retirement policy, if any, as in effect immediately prior to the Change in Control or Major Transaction, or in accordance with any retirement arrangement established with the Executive's written consent with respect to the Executive.

         (Y) "Severance Payments" shall mean those payments described in Section
6.1 hereof.

         (Z) "Total Payments" shall have the meaning given in Section 6.2 hereof.

NORTHWESTERN CORPORATION                    "EXECUTIVE"


By:  /s/ Larry F. Ness                      /s/ Merle D. Lewis
     -------------------------------        ------------------------------------
     Chairman, Nominating &                 Merle D. Lewis
     Compensation Committee

                                                                      SCHEDULE F
                                                                      ----------


                            NONCOMPETITION AGREEMENT
                            ------------------------

         THIS AGREEMENT is made as of June 1, 2000 by and between NorthWestern Corporation ("Corporation"), and Merle D. Lewis ("Executive").

                                    RECITALS
                                    --------

         1. The Corporation and Executive have entered into an Employment Agreement dated the date hereof ("Employment Agreement"),

         2. The Corporation and Executive desire to enter arrangements to preclude Executive from engaging in activities during his employment and upon his termination of employment with the Corporation which compete with the Corporation and its affiliates or any of their predecessors.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Executive, each intending to be legally bound, agree as follows:

                       1. COVENANTS CONCERNING COMPETITION
                       -----------------------------------

         (a) COVENANT NOT TO COMPETE. During the term of Executive's employment with the Corporation and for a period of two years thereafter, Executive will not in any manner, directly or indirectly:

         (i) manage, consult, be employed by, operate, join, promote, be compensated by, render advice to, control or participate in the business of any individual, firm, corporation, institution or company engaged in the Same or Similar Activities (as defined below) carried on by the Corporation or its affiliates or any of their predecessors in the United States; or

         (ii) own or have any ownership interest exceeding 5% in any privately-held corporation, firm, institution or company engaged in the Same or Similar Activities carried on by the Corporation or its affiliates or any of their predecessors in the United States; or

         (iii) own or have an ownership interest of more than 5% of the publicly-traded securities of any public corporation, firm, institution or company engaged in the Same or Similar Activities carried on by the Corporation or its affiliates or any of their predecessors in the United States.

         For purposes of the Agreement, Same or Similar Activities shall mean, to the extent such activities are then being conducted by the Corporation or its affiliates, the operation of electric, natural gas and propane distribution; steel fabrication; energy distribution services; heating, ventilation, air conditioning, plumbing and related services; and integrated communication and data services to small and medium sized businesses.

         (b) NON-SOLICITATION. During the term of Executive's employment with the Corporation and for a period of two years thereafter, Executive will not in any manner, directly or indirectly, cause, persuade, solicit, induce or attempt to do any of the foregoing in order to;

         (i)cause any person, business or entity which is a supplier or customer of the Corporation or its affiliates at any time during the term of his employment to terminate any written or oral agreement or understanding with the Corporation or its affiliates; or

         (ii) cause any person employed by the Corporation or its affiliates at any time during the term of his employment to terminate their employment with the Corporation or its affiliates to terminate their employment in order to work for any individual, firm, corporation, institution or company engaged in the same or similar Activities carried on by the Corporation or its affiliates in the United States.

         (c) JUDICIAL MODIFICATION OF COVENANTS CONCERNING COMPETITION, If any provision contained in this Section 1 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 1, rather this Section 1 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be of a duration of time which is not permitted by applicable law, OR in any way construed to be too broad or to any extent invalid, such provisions shall not be construed to be null, void or of no effect, but, to the extent such provision would be valid or enforceable under applicable law if limited in scope or duration, a court of competent jurisdiction shall construe and interpret or reform this Section 1 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

         (d) CORPORATION'S INTEREST. Executive acknowledges that the Corporation and its affiliates have a legitimate interest which the provisions of this
Section 1 are reasonably necessary to protect, that the restrictions on competition contained in this Section 1 are reasonable and that the consideration set forth in Section 2 is sufficient for purposes of this Section 1.

         (e) SURVIVAL OF OBLIGATIONS. If Executive's employment with the Corporation is terminated for any reason, Executive's duties, obligations and responsibilities under this Agreement shall survive and shall continue as set forth herein.

                                2. CONSIDERATION
                                ----------------

In consideration of Executive entering into this Agreement, Executive shall be paid compensation as defined under the provisions of Employment Agreement between Corporation and Executive.

                                    3. BREACH
                                    ---------

        Executive acknowledges that the Corporation would be irreparably harmed by any breach of Section 1 and that there would be no adequate remedy at law or in damages to compensate the Corporation for any such breach. Accordingly, the Corporation will be entitled, in addition to any other rights or remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Executive from doing or continuing to do any such act or any other.violations or threatened violations of Section 1.

                                   4. NOTICES
                                   ----------

        Any notice or communication given pursuant to this Agreement must be in writing and shall be effective only if delivered personally; or sent by facsimile transmission; or delivered by overnight courier service; or sent by certified mail, postage paid, return receipt requested, to the recipient at the address indicated below or to such other address as the party being notified may have previously furnished to the other party by written notice pursuant to this
Section 4:

         To Executive:
                  Merle D. Lewis



         To NorthWestern:

                  Corporate Secretary
                  NorthWestern Corporation
                  125 S. Dakota Ave.
                  Sioux Falls, SD 57104



        Notices under this Agreement shall be effective and deemed received on the date of personal delivery or facsimile transmission (as evidenced by facsimile confirmation of transmission); on the day after sending by overnight courier service (as evidenced by the shipping Invoice signed by a representative of the recipient); or on the date of actual delivery to the party to whom such notice or communication was sent by certified mail, postage prepaid, return receipt requested (as evidenced by the return receipt signed by a representative of such party).

                         5. ENTIRE AGREEMENT: AMENDMENT
                         ------------------------------

        This Agreement and the Employment Agreement represent the entire agreement of the Corporation and Executive with respect to the matters set forth in it. No amendment or modification of the terms of this Agreement shall be binding upon the parties unless reduced to writing and signed by each of the parties.

                                 6. SEVERABILITY
                                 ---------------

        Any provision of this Agreement prohibited by law or deemed unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions.

                                7. GOVERNING LAW
                                ----------------

        This Agreement shall be interpreted and construed under the laws of the State of Delaware, and the parties consent to the jurisdiction of Delaware state and federal courts located in the State of Delaware over all matters relating to this Agreement.

                            8. SUCCESSORS AND ASSIGNS
                            -------------------------

        This Agreement shall inure to the benefit of the Corporation and its successors and assigns.

                                    9. WAIVER
                                    ---------

No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

                            10. SURVIVAL OF AGREEMENT
                            -------------------------

This Agreement shall survive the termination of Executive's employment with the Corporation and the expiration or termination of this Agreement.

                                11. COUNTERPARTS
                                ----------------

        This Agreement may be executed in counterparts, each of which shall be deemed an original.

NORTHWESTERN CORPORATION            "EXECUTIVE"


By:  /S/ Larry F. Ness              /s/ Merle D. Lewis
     -------------------------      --------------------------------------------
     Chairman, Nominating &         Merle D. Lewis
     Compensation Committee